                                                                     EXHIBIT 11



                            TEAM AMERICA CORPORATION

                     COMPUTATION OF EARNINGS PER COMMON AND

                             COMMON EQUIVALENT SHARE


                                                THREE MONTHS                  SIX MONTHS
                                               ENDED JUNE 30,                ENDED JUNE 30,
                                            1997          1996            1997          1996
                                            ----          ----            ----          ----

NET INCOME                              $  331,840     $  180,221     $  563,359     $  271,003
                                        ==========     ==========     ==========     ==========

SHARES:

  Weighted average number of shares
    outstanding during the period        3,375,703      2,087,848      3,355,396      2,090,608

  Shares issuable upon the exercise
    of stock options less shares
    repurchased from the proceeds             --             --             --             --
                                        ----------     ----------     ----------     ----------

  Common and Common
    equivalent shares outstanding        3,375,703      2,087,848      3,355,396      2,090,608
                                        ==========     ==========     ==========     ==========

EARNINGS PER COMMON SHARE               $     0.10     $     0.09     $     0.17     $     0.13
                                        ==========     ==========     ==========     ==========





                                       33